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Exhibit 3.3

SECOND AMENDED AND RESTATED CHARTER
OF
REGAL CINEMAS, INC.

        REGAL CINEMAS, INC. (the "Corporation"), a corporation duly incorporated by the filing of its original charter (the "Original Charter") with the Secretary of State of the state of Tennessee on November 28, 1989, which Original Charter was amended and restated on May 5, 1998 (the "Amended and Restated Charter"), desiring to amend and restate the Amended and Restated Charter with this second amended and restated charter (the "Second Amended and Restated Charter"), which has been duly adopted in accordance with Sections 48-20-107 and 48-20-108 of the Tennessee Business Corporation Act of the State of Tennessee, as amended (the "Act"), hereby certifies as follows:

        1.    The name of the Corporation is Regal Cinemas, Inc. The name under which the Corporation was originally incorporated was Regal Cinemas, Inc.

        2.    This Second Amended and Restated Charter amends and restates the Amended and Restated Charter and has been duly adopted in accordance with Sections 48-12-102, 48-20-107 and 48-20-108 of the Act, pursuant to the authority granted to the Corporation under Section 48-20-108 of the Act to put into effect and carry out the Debtors' Second Amended Plan of Reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") for the Corporation, et al. (the "Plan"), as confirmed on December 7, 2001 by order (the "Order") of the United States Bankruptcy Court for the Middle District of Tennessee (the "Bankruptcy Court"). Provision for the making of this Second Amended and Restated Charter is contained in the Order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation.

        3.    The text of the Corporation's Amended and Restated Charter is hereby amended and restated to read as herein set forth in full.

        FIRST: The Corporation is for profit.

        SECOND: The address of the Corporation's principal office is 7132 Mike Campbell Drive, Knoxville, Tennessee 37918, County of Knox.

        THIRD: The address of the Corporation's registered office in the State of Tennessee is 500 Tallan Building, Two Union Square, Chattanooga, Tennessee 37402, County of Hamilton. The name of its registered agent at such address is Corporation Service Company.

        FOURTH: The name of the incorporator of the Corporation is Herbert Sanger, Jr. The address and telephone number of the incorporator is c/o Wagner, Myers & Sanger, a Professional Corporation, 1801 First Tennessee Plaza, P.O. Box 1308, Knoxville, Tennessee 37901-1308, telephone number (865) 525-4600.

        FIFTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

        SIXTH: The total number of shares of stock which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares of common stock, par value $0.001 per share (hereinafter referred to as the "Common Stock"). Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefore, dividends payable either in cash, in stock or otherwise.

        SEVENTH: The directors shall have power to adopt, amend or repeal Bylaws of the Corporation, except as may otherwise be provided in the Bylaws of the Corporation.

        EIGHTH: Elections of directors need not be by written ballot, except as may otherwise be provided in the Bylaws of the Corporation.

        NINTH: To the fullest extent permitted by the Act as in effect on the date hereof and as hereafter amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 48-18-304 of the Act, or (iv) for any transaction from which the director derives an improper personal benefit. If the Act is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the Act, as so amended from time to time. Any repeal or modification of this Article Ninth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

        TENTH: The issuance of nonvoting equity securities shall be prohibited pursuant to Section 1123(a)6) of Title 11 of the United States Code, as amended.

        ELEVENTH: A special meeting of the shareholders may be called only by the persons set forth in Section 2.2 of the Corporation's Bylaws. The Corporation hereby expressly elects not to be governed by the provisions of Section 48-17-102(a)(2) of the Act.

        TWELFTH: Any director may be removed from office with cause by the affirmative vote of a majority of the entire Board of Directors.

        WITNESS my signature this 28th day of January, 2002.

COMPANY
By:	/s/ MICHAEL L. CAMPBELL Michael L. Campbell Chairman, Chief Executive Officer and President

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  Exhibit 3.3
SECOND AMENDED AND RESTATED CHARTER OF REGAL CINEMAS, INC.